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                                                                    Exhibit 10.5


                   TERMINATION AND CHANGE OF CONTROL AGREEMENT


1. This Termination and Change of Control Agreement ("Agreement") is entered into as of Sept. 10, 1996 between Gerald A. Sampson ("Mr. Sampson") and The Neiman Marcus Group, Inc. ("NMG")

2. Mr. Sampson is employed "at-will" as Neiman Marcus Stores' President and Chief Operating Officer, and Mr. Sampson or NMG may terminate Mr. Sampson's employment at any time, with or without notice, for any reason. Notwithstanding this at-will employment, (a) Mr. Sampson agrees to provide NMG with three months advance notice of his resignation when such resignation does not follow a change of control of NMG, as a change of control is defined in paragraph 4.c., and (b) NMG wishes to provide some protection to Mr. Sampson if his employment is terminated or if he resigns under certain circumstances.

3.       a.   While Mr. Sampson is employed at-will, if NMG terminates Mr.
         Sampson's employment other than "for cause" or other than due to "total disability" or death, NMG agrees to provide Mr. Sampson with a termination package consisting of (a) an amount equivalent to his then-current, annual base salary, less required withholding, which amount would be paid in a 12 month period in regular, monthly installments following such termination; and (b) continuation of the medical and dental insurance coverage in which he participates at the time of such termination (or as such coverage may be changed from time-to-time for employees generally) for 12 months or until he starts full-time employment, whichever is sooner. Mr. Sampson will be responsible for paying his portion of monthly premiums for the medical and dental insurance coverage at the same rate paid by active employees, and Mr. Sampson authorizes NMG to deduct such amounts from the payments it makes to him.

         b. If Mr. Sampson's services are terminated by a successor to NMG other than "for cause" or other than due to "total disability" or death within two years of a change of control of NMG, as a change of control is defined in paragraph 4.c., or if the Executive resigns his employment within two years of such a change of control because he is not permitted to continue in a position comparable in duties and responsibilities to that which he held before such a change of control, Mr. Sampson shall receive the termination package set forth in paragraph 3.a.

         c. Notwithstanding the payment obligations set forth in paragraphs 3.a. and 3.b., if Mr. Sampson is engaged in employment (including contract employment or self-employment) of any kind or if Mr. Sampson receives severance pay of any kind during the period beginning six months after a covered termination or resignation, NMG's payments to Mr. Sampson will be
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         reduced dollar-for-dollar by the amount Mr. Sampson earns through such employment or receives as severance pay.

4. For the purposes of determining Mr. Sampson's eligibility for the termination package set forth in this Agreement:

         a.   "For cause" means that, in NMG's reasonable judgment, Mr. Sampson
         (i) failed to devote his full time, loyalty, best efforts, skills, knowledge and ability to the performance of his duties; (ii) committed an act of malfeasance; or (iii) engaged in conduct detrimental to the best interest of NMG.

         b. "Total disability" means that, in NMG's reasonable judgment, Mr. Sampson is unable to perform his duties for (i) 45 consecutive business days or (ii) a total of 90 business days during any nine month period.

         c. "Change of control" means (i) the sale of all or substantially all of the stock or assets of Neiman Marcus Stores to an entity other than Harcourt General, Inc. or an entity wholly owned or controlled by Harcourt General, Inc; (ii) the sale of all or substantially all of the stock or assets of NMG to an entity other than Harcourt General, Inc. or an entity wholly owned or controlled by Harcourt General, Inc. or
         (iii) any person, entity or group having greater voting power in the election of NMG's directors than Harcourt General, Inc. or an entity wholly owned or controlled by Harcourt General, Inc.

5. Payment by NMG of the termination package set forth in paragraph 3 constitutes full satisfaction of NMG's obligations to Mr. Sampson, if any, (including the right to any severance payments) which arise from or relate in any way to the termination of Mr. Sampson's employment. However, nothing in this Agreement is intended to limit any earned, vested benefits (other than any entitlement to severance pay) that Mr. Sampson may have under the applicable provisions of any benefit plan in which Mr. Sampson is participating at the time of his termination of employment or resignation.

6. The unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

7. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the termination of Mr. Sampson's at-will employment and the subject matter of the Agreement. This Agreement may not be changed orally. It may be changed


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only by written agreement signed by the party against whom any waiver, change amendment, modification or discharge is sought.

8. The validity, performance and enforceability of this Agreement will be determined and governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles.


                                            The Neiman Marcus Group, Inc.



/s/ Gerald A. Sampson                       By: /s/ Robert J. Tarr, Jr.
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Gerald A. Sampson




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